BETH COMSTOCK JOINS NIKE'S BOARD OF DIRECTORS

BEAVERTON, Ore. (21 April, 2011) – NIKE, Inc. (NYSE: NKE) today announced that Elizabeth J. Comstock has been appointed to the Company’s Board of Directors.

Comstock, 50, is Senior Vice President and Chief Marketing Officer of General Electric Company, the Fairfield, Connecticut-based global advanced technology, services, and finance company with more than $150 billion in revenue.

“Beth’s leadership experience in marketing, branding, innovation, and digital and broadcast media for global brands makes her an outstanding addition to our board,” said Philip H. Knight, NIKE founder and chairman. “We look forward to her contributions to expand Nike’s position as the world’s leading athletic brand and industry innovator.”

Comstock has served as chief marketing officer since 2008, and from 2003-2006, and has led GE’s organic growth and commercial innovation initiatives, along with sales, marketing, and communications.  She is responsible for the GE-wide business platforms ecomagination, devoted to reducing environmental impact and new technology, and healthymagination, focused on achieving sustainable health through innovation by lowering costs, improving quality, and reaching more people.  She has held senior executive positions with GE, including its NBC media businesses, since 1994.  Comstock also held publicity and promotions management positions at GE, NBC, CBS, and Turner Broadcasting.

Comstock is also a trustee of the Smithsonian’s Cooper-Hewitt National Design Museum.

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About NIKE, Inc.
NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Umbro Ltd., a leading United Kingdom-based global football (soccer) brand; and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories. For more information, visit nikebiz.com.

Contact Information
Media:
Kellie Leonard, Senior Director, Nike Global Corporate Communications: +1 (503) 671-6171

Investor Relations:
Kelley Hall, Senior Director, Nike Investor Relations: +1 (503) 532-3793